Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS EARNINGS FOR THIRD QUARTER 2020
RUSTON, Louisiana (October 28, 2020) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $13.1 million for the quarter ended September 30, 2020. This represents an increase of $8.1 million from the quarter ended June 30, 2020, and a decrease of $1.5 million from the quarter ended September 30, 2019. Diluted earnings per share for the quarter ended September 30, 2020, were $0.56, up $0.35 from the linked quarter and down $0.06 from the quarter ended September 30, 2019. Pre-tax pre-provision earnings for the quarter were $29.9 million, a 10.3% increase on a linked quarter basis, and a 33.4% increase on a prior year quarter basis, while the efficiency ratio improved to 56.4%, a 206 basis point decline from the linked quarter.
“Origin delivered strong third quarter results reflecting historic pre-tax, pre-provision earnings” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “Our teams across Louisiana, Texas and Mississippi continue to work to help our customers and communities through the current environment. While much uncertainty remains, we believe our company has shown amazing resiliency, and we are strategically positioned to build sustainable, long term value for our stakeholders and help facilitate the economic recovery across our footprint."
Financial Highlights
•Net income for the quarter ended September 30, 2020, was $13.1 million, compared to $5.0 million for the linked quarter and $14.6 million for the quarter ended September 30, 2019.
•Pre-tax pre-provision earnings continue to achieve historic heights, reaching $29.9 million for the quarter ended September 30, 2020, compared to $27.1 million for the linked quarter and $22.4 million for the quarter ended September 30, 2019.
•Diluted earnings per share for the quarter ended September 30, 2020, were $0.56, compared to $0.21 for the linked quarter and $0.62 for the quarter ended September 30, 2019.
•Net interest income was $50.6 million for the quarter ended September 30, 2020, compared to $46.3 million for the linked quarter and $44.6 million for the quarter ended September 30, 2019. The fully tax-equivalent net interest margin ("NIM") was 3.18% for the current quarter, a nine basis point improvement from the linked quarter and a 51 basis point decrease from the quarter ended September 30, 2019.
•Provision expense was $13.6 million for the quarter ended September 30, 2020, compared to provision expense of $21.4 million for the linked quarter and $4.2 million for the quarter ended September 30, 2019. The allowance for credit losses to nonperforming loans held for investment ("LHFI") increased to 270.09%, compared to 234.53% on a linked quarter basis and compared to 117.97% at September 30, 2019.
•Total LHFI were $5.61 billion at September 30, 2020, an increase of $300.5 million, or 5.7%, from June 30, 2020, and an increase of $1.42 billion, or 34.0%, from September 30, 2019. LHFI, excluding Paycheck Protection Program ("PPP") loans, net of deferred fees and costs, increased $297.3 million, or 6.2%, compared to June 30, 2020, and $871.8 million, or 20.8%, compared to September 30, 2019.
•Total deposits at September 30, 2020, were $5.94 billion, an increase of $563.7 million, or 10.5%, from June 30, 2020, and an increase of $1.65 billion, or 38.6%, from September 30, 2019.
•The Company completed an offering of $80 million in aggregate principal amount of subordinated notes due 2030 in October 2020. The notes qualify as Tier 2 capital for the Company and approximately $64.8 million of Tier 1 capital for regulatory capital purposes for Origin Bank.

Coronavirus (COVID-19)
Origin has continued to meet customers' needs while keeping the safety and well-being of the Company's employees and customers as its top priority. The Company implemented a hotline and a temporary pandemic Paid Time Off policy to assist employees and the Company's offices and branches all remain open with all drive-thrus fully operational. The Company has maintained social distancing measures for its employees working in the Company's offices, including appointment-only restricted lobby access and requiring employees to wear face masks unless working in an office or other location that permits social distancing. The Company has also enhanced its sanitation protocols, implemented return to work screening protocols following potential exposures, as well as other measures consistent with applicable federal, state, and local guidelines to promote the safety and health of its employees and customers. To allow for more normalized customer operations, the Company has installed thermal kiosks for temperature checks at the entrance of each location and is currently evaluating additional safety protocols to allow unrestricted lobby access in the future, if the circumstances allow.
Credit Quality
The COVID-19 pandemic has continued to have a severe impact on the U.S. economy leading to elevated unemployment levels and a recession. Our results for the first three quarters of 2020 have been impacted by elevated provision expense and increases in allowance for credit loss due to the COVID-19 health care crisis and the uncertainty surrounding the economic outlook.
The Company recorded a provision expense of $13.6 million for the quarter ended September 30, 2020, compared to provision expense of $21.4 million for the linked quarter and $4.2 million for the quarter ended September 30, 2019. The decrease in provision expense compared to the linked quarter reflects more stable credit trends. The increase from September 30, 2019, was primarily due to the decline in overall economic conditions and the change in accounting methods from incurred loss to expected loss under the implementation of Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("CECL"). The key business sectors affected by the economic uncertainty are discussed below.
As the Company has previously reported, the Company continues to closely monitor those industry sectors that could experience a more protracted recovery from the current economic down turn, specifically the sectors of hotels, energy, non-essential retail, restaurants, and assisted living. Excluding PPP loans, at September 30, 2020, the Company had $551.2 million, or 11.0%, of its LHFI invested in these sectors and, while the Company has increased its allowance for credit losses, the allowance is a current estimate and may be subject to change. Excluding PPP loans, nonperforming LHFI in these sectors were $7.3 million at September 30, 2020, while past due LHFI, excluding PPP loans, defined as loans 30 days or more past due, as a percentage of LHFI in these sectors, excluding PPP loans, was 1.3% at September 30, 2020. For more information on Origin’s COVID-19 impacted sectors, please see the Investor Presentation furnished to the SEC on October 28, 2020, and on Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link.
Total LHFI 30 days or more past due as a percentage of LHFI, was 0.52% (0.58% excluding PPP loans) at September 30, 2020, compared to 0.45% (0.50% excluding PPP loans) at June 30, 2020, and 0.72% at September 30, 2019. The ratio of past due LHFI to LHFI excluding PPP loans does not include delinquent GNMA loans that we service of which approximately $60.1 million are available for repurchase and are included in Loans held for sale on the consolidated balance sheet. When GNMA loans available for repurchase, which are past due 90 days or greater, are included, the ratio of Past due loans/Total loans was 1.68% at September 30, 2020.
During the quarter ended September 30, 2020, the Company had net charge-offs of $1.8 million compared to net charge-offs of $6.5 million for the linked quarter. The Company's net charge-off ratio to average LHFI for the quarter ended September 30, 2020, was 0.13%, compared to 0.53% for the quarter ended June 30, 2020. Total nonperforming LHFI were stable at $30.2 million at September 30, 2020, compared to $30.0 million and $31.5 million at June 30, 2020, and September 30, 2019, respectively.

Allowance for credit losses on loans as a percentage of total LHFI was 1.45% at September 30, 2020, compared to 1.33% and 0.89% at June 30, 2020, and September 30, 2019, respectively. Excluding PPP loans and mortgage warehouse lines of credit, the allowance for credit losses on loans as a percentage of LHFI was 2.00% at September 30, 2020, and 1.75% for the linked quarter. The allowance for credit losses on loans as a percentage of nonperforming LHFI was 270.09% at September 30, 2020, compared to 234.53% and 117.97% at June 30, 2020, and September 30, 2019, respectively. The increase in the allowance for credit losses was primarily due to the estimated impact of the COVID-19 pandemic on the Company's loan portfolio combined with an extension of the reversion period during the current quarter. Classified assets remained stable on a linked quarter basis, at $101.6 million at September 30, 2020, compared to $100.3 million at June 30, 2020. The increase in classified assets from $73.5 million at September 30, 2019, is due to the financial condition of borrowers impacted by the COVID-19 pandemic. Excluding PPP loans, classified loans as a percentage of LHFI and as a percentage of total risk-based capital (at the Origin Bancorp, Inc. level) were 1.99% and 13.67%, respectively, at September 30, 2020, reflecting an increase from 1.65% and 11.51%, respectively, at September 30, 2019.
Results of Operations for the Three Months Ended September 30, 2020
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended September 30, 2020, was $50.6 million, an increase of $4.3 million, or 9.3%, compared to the linked quarter. The increase was primarily due to a $2.7 million increase in income from mortgage warehouse lines of credit during the current quarter compared to the linked quarter, combined with a $922,000 decrease in total interest-bearing deposit expenses.
Interest-bearing deposit expense was $5.7 million during the current quarter, compared to $6.6 million for the quarter ended June 30, 2020, primarily due to a reduction in deposit rates. The average rate on savings and interest-bearing transaction accounts was 0.39% for the current quarter, down from 0.51% for the linked quarter, accounting for $900,000 of the decrease in interest expense from the linked quarter. This reduction was partially offset by a $377.9 million increase in the average balance of savings and interest-bearing transaction accounts. The decrease in the cost of interest-bearing deposit accounts was primarily due to the Company's efforts to reduce rates on deposit accounts to offset the continued low-rate environment impact on asset yields. The average balance of Federal Home Loan Bank ("FHLB") advances and other borrowings decreased by $124.6 million primarily due to a $300.0 million short-term FHLB advance obtained in March 2020 that matured on June 25, 2020, but was offset by an increase in the Company's utilization of the Federal Reserve's PPP Lending Facility ("PPPLF") during the quarter.
The fully tax-equivalent net interest margin ("NIM") was 3.18% for the current quarter, a nine basis point improvement from the linked quarter and a 51 basis point decrease from the quarter ended September 30, 2019. Excluding PPP loans, the fully tax-equivalent NIM was 3.28%, a 13 basis point increase from the linked quarter. The yield earned on interest-earning assets was 3.64%, a one basis point and a 117 basis point decrease compared to the linked quarter and the quarter ended September 30, 2019, respectively. Excluding PPP loans, the yield earned on interest-earning assets was 3.75%, a three basis point increase compared to the linked quarter. The rate paid on total interest-bearing liabilities for the quarter ended September 30, 2020, was 0.75%, representing a decrease of 14 basis points and 90 basis points compared to the linked quarter and the quarter ended September 30, 2019, respectively. The Company has experienced margin compression since the quarter ended September 30, 2019, primarily caused by decreasing loan yields driven by declining short-term interest rates over the last several quarters.
Noninterest Income
Noninterest income for the quarter ended September 30, 2020, was $18.1 million, a decrease of $1.0 million, or 5.4%, from the linked quarter. The decrease from the linked quarter was primarily driven by a decrease of $1.4 million in swap fee income and a $1.2 million decrease in mortgage banking revenue, offset by a $661,000 decrease in the loss on sales and disposal of other assets.
The decrease in swap fees income was due to lower transaction volume during the quarter ended September 30, 2020, compared to the linked quarter. The decrease in mortgage banking revenue compared to the linked quarter was primarily due to a reduction in the volume of loans funded and sold.
The decrease in loss on sales and disposals of other assets was primarily due to the decline in value and subsequent write down of two commercial real estate owned properties during the quarter ended June 30, 2020.

Noninterest Expense
Noninterest expense for the quarter ended September 30, 2020, was $38.7 million, an increase of $514,000, or 1.3%, compared to the linked quarter. The increase from the linked quarter was largely driven by increases of $671,000, $544,000, $482,000, and $300,000 in advertising and marketing expense, regulatory assessment expense, other noninterest expense, and loan related expense, respectively.
The increase in advertising and marketing expense was primarily driven by $550,000 in donations and contributions made to various institutions as part of our initiative to invest a portion of our PPP loan income within the community. The increase in regulatory assessment expense was largely driven by significant growth in our assets during the last six months. The increase in other expenses was driven by a $475,000 reserve for a judgment, currently on appeal. The increase in loan related expense was driven by $255,000 in one-time charges on deemed uncollectible receivables from our mortgage servicing portfolio.
These increases were offset by a $1.4 million decrease in salaries and employee benefits expense. Medical self-insurance costs decreased $487,000 primarily due to lower medical claims. Commissions decreased $317,000 due to lower mortgage production compared to the linked quarter.
Financial Condition
Loans
Total LHFI at September 30, 2020, were $5.61 billion, an increase of $300.5 million, or 5.7%, compared to $5.31 billion at June 30, 2020, and an increase of $1.42 billion, or 34.0%, compared to $4.19 billion at September 30, 2019. The increase in LHFI when compared to June 30, 2020, was primarily driven by a $248.3 million increase in mortgage warehouse lines of credit, which was primarily due to increased mortgage activity due to the continued low interest rate environment, but also coupled with additional mortgage warehouse clients being onboarded and funding loans in the last six months. The increase in LHFI when compared to September 30, 2019, was primarily due to an increase of $552.3 million in PPP loans.
For the quarter ended September 30, 2020, average LHFI were $5.29 billion, an increase of $373.1 million, or 7.6%, from $4.92 billion for the linked quarter. The increase in average LHFI was caused by the same drivers that were discussed in the immediately preceding paragraph.
Deposits
Total deposits at September 30, 2020, were $5.94 billion, an increase of $563.7 million, or 10.5%, compared to $5.37 billion at June 30, 2020, and an increase of $1.65 billion, or 38.6%, compared to $4.28 billion, at September 30, 2019. Interest-bearing demand deposits increased $598.7 million, or 19.7%, compared to the linked quarter and $1.33 billion, or 57.6%, compared to the quarter ended September 30, 2019. Brokered and money market deposits contributed an increase of $345.0 million and $188.3 million, respectively, compared to the linked quarter and $505.5 million and $551.0 million, respectively, when compared to the quarter ended September 30, 2019. Noninterest-bearing deposits increased $14.7 million and $444.8 million compared to the quarter ended June 30, 2020, and September 30, 2019, respectively.
Average total deposits for the quarter ended September 30, 2020, increased by $411.5 million, or 8.3%, over the linked quarter primarily due to an increase of $117.3 million in average business money market deposits and $82.9 million in average brokered deposits.
For the quarter ended September 30, 2020, average noninterest-bearing deposits as a percentage of total average deposits was 30.4%, compared to 31.8% for the quarter ended June 30, 2020, and 27.1% for the quarter ended September 30, 2019.
Borrowings
Average FHLB advances and other borrowings for the quarter ended September 30, 2020, decreased by $124.6 million, or 19.0%, compared to the quarter ended June 30, 2020, and increased by $56.8 million, or 11.9% over the quarter ended September 30, 2019. The Company entered into a total of $400.0 million in short-term FHLB advances in March 2020, of which $380.0 million matured and were not replaced with new advances as of September 30, 2020. The maturities of the advances caused the average balance of FHLB advances and borrowings to decline $329.1 million in the current quarter compared to the linked quarter. During the quarter ended September 30, 2020, the Company more significantly utilized the PPPLF which caused an increase in borrowings of $199.4 million, partially offsetting the decline due to FHLB advance maturities. By September 30, 2020, the Company had repaid all advances outstanding under the PPPLF and replaced the advances with brokered deposits ranging in cost from one to five basis points.

The Company announced the completion of an offering of $80 million in aggregate principal amount of 4.50% fixed-to floating rate subordinated notes due 2030 (the “Notes”) in October 2020. The Notes will initially bear interest at a fixed annual rate of 4.50% for five years then adjusts to a floating rate which is expected to be the three-month term Secured Overnight Financing Rate ("SOFR") plus 432 basis points. The Notes qualify as Tier 2 capital for regulatory capital purposes for the Company, and approximately $64.8 million will be passed downstream as Tier 1 capital for regulatory capital purposes to Origin Bank.
Stockholders' Equity
Stockholders' equity was $627.6 million at September 30, 2020, an increase of $12.9 million, or 2.1%, compared to $614.8 million at June 30, 2020, and an increase of $39.3 million, or 6.7%, compared to $588.4 million at September 30, 2019. The increase from the linked quarter was primarily due to net income for the quarter of $13.1 million. The increase from the September 30, 2019, quarter was primarily caused by retained earnings and other comprehensive income during the intervening period.
Conference Call
Origin will hold a conference call to discuss its third quarter 2020 results on Thursday, October 29, 2020, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk201029.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin's wholly owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin's history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 43 banking centers located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding efforts to respond to the COVID-19 pandemic and continued low interest rates or interest rate cuts by the Federal Reserve and the resulting impact on Origin's results of operations, estimated forbearance amounts and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements or statistics preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the continuing duration and impacts of the COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on Origin’s business, customers and economic conditions generally, as well as the impact of the actions taken by governmental authorities to address the impact of COVID-19 on the United States economy, including, without limitation, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”); deterioration of Origin's asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk; the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; changes in Origin’s operation or expansion strategy or Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations, periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the future of the London Interbank Offered Rate and the impact of any replacement alternatives on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the recent outbreak of the COVID-19 pandemic and the impact of varying governmental responses, including the CARES Act, that affect Origin's customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, adjusted, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	At and for the three months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$50,617	$46,290	$42,810	$44,095	$44,622
Provision for credit losses	13,633	21,403	18,531	2,377	4,201
Noninterest income	18,051	19,076	12,144	10,818	12,880
Noninterest expense	38,734	38,220	36,097	36,534	35,064
Income before income tax expense	16,301	5,743	326	16,002	18,237
Income tax (benefit) expense	3,206	786	(427)	3,175	3,620
Net income	$13,095	$4,957	$753	$12,827	$14,617
Pre-tax, pre-provision ("PTPP") earnings (1)	$29,934	$27,146	$18,857	$18,379	$22,438
Basic earnings per common share	0.56	0.21	0.03	0.55	0.62
Diluted earnings per common share	0.56	0.21	0.03	0.55	0.62
Dividends declared per common share	0.0925	0.0925	0.0925	0.0925	0.0925
Weighted average common shares outstanding - basic	23,374,496	23,347,744	23,353,601	23,323,292	23,408,499
Weighted average common shares outstanding - diluted	23,500,596	23,466,326	23,530,212	23,529,862	23,606,956

Balance sheet data
Total LHFI	$5,612,666	$5,312,194	$4,481,185	$4,143,195	$4,188,497
Total assets	7,101,338	6,643,909	6,049,638	5,324,626	5,396,928
Total deposits	5,935,925	5,372,222	4,556,246	4,228,612	4,284,317
Total stockholders' equity	627,637	614,781	606,631	599,262	588,363

Performance metrics and capital ratios
Yield on LHFI	4.02%	4.09%	4.85%	4.95%	5.23%
Yield on interest earnings assets	3.64	3.65	4.37	4.56	4.81
Rate on interest bearing deposits	0.61	0.79	1.28	1.44	1.59
Rate on total deposits	0.42	0.54	0.95	1.04	1.16
Net interest margin, fully tax equivalent	3.18	3.09	3.44	3.58	3.69
Net interest margin, excluding PPP loans, fully tax equivalent (2)	3.28	3.15	N/A	N/A	N/A
Return on average stockholders' equity (annualized)	8.28	3.23	0.50	8.51	9.85
Return on average assets (annualized)	0.77	0.31	0.06	0.97	1.12
PTPP return on average stockholders' equity (annualized) (1)	18.92	17.67	12.41	12.19	15.13
PTPP return on average assets (annualized) (1)	1.77	1.69	1.40	1.38	1.72
Efficiency ratio (3)	56.41	58.47	65.69	66.53	60.98
Book value per common share	$26.70	$26.16	$25.84	$25.52	$25.06
Tangible book value per common share (1)	25.39	24.84	24.51	24.18	23.70
Common equity tier 1 to risk-weighted assets (4)	9.93%	10.35%	10.86%	11.74%	11.43%
Tier 1 capital to risk-weighted assets (4)	10.08	10.52	11.04	11.94	11.63
Total capital to risk-weighted assets (4)	12.47	12.91	13.38	12.76	12.45
Tier 1 leverage ratio (4)	9.19	9.10	10.71	10.91	10.88
____________________________
(1)PTPP earnings, PTPP return on average stockholders' equity, PTPP return on average assets and tangible book value per common share are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see page 14.
(2)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(4)September 30, 2020, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$54,150	$50,722	$50,049	$52,331	$53,932
Investment securities-taxable	2,704	2,732	2,712	2,640	2,786
Investment securities-nontaxable	1,571	1,391	758	772	826
Interest and dividend income on assets held in other financial institutions	375	619	1,497	976	1,262
Total interest and dividend income	58,800	55,464	55,016	56,719	58,806
Interest expense
Interest-bearing deposits	5,698	6,620	10,250	11,056	11,623
FHLB advances and other borrowings	1,564	1,641	1,351	1,428	2,420
Junior subordinated debentures	921	913	605	140	141
Total interest expense	8,183	9,174	12,206	12,624	14,184
Net interest income	50,617	46,290	42,810	44,095	44,622
Provision for credit losses	13,633	21,403	18,531	2,377	4,201
Net interest income after provision for credit losses	36,984	24,887	24,279	41,718	40,421
Noninterest income
Service charges and fees	3,268	2,990	3,320	3,488	3,620
Mortgage banking revenue	9,523	10,717	2,769	3,359	3,092
Insurance commission and fee income	3,218	3,109	3,687	2,428	3,203
Gain on sales of securities, net	301	—	54	—	20
(Loss) on sales and disposals of other assets, net	(247)	(908)	(25)	(38)	(132)
Limited partnership investment income (loss)	130	9	(429)	(267)	279
Swap fee income	110	1,527	676	151	1,351
Other fee income	576	607	466	440	414
Other income	1,172	1,025	1,626	1,257	1,033
Total noninterest income	18,051	19,076	12,144	10,818	12,880
Noninterest expense
Salaries and employee benefits	22,597	24,045	21,988	22,074	21,523
Occupancy and equipment, net	4,263	4,267	4,221	4,241	4,274
Data processing	2,065	2,075	2,003	1,801	1,763
Electronic banking	954	890	900	936	924
Communications	422	419	477	454	411
Advertising and marketing	1,281	610	711	991	930
Professional services	785	843	1,171	878	956
Regulatory assessments	1,310	766	615	679	(387)
Loan related expenses	1,809	1,509	1,142	1,400	1,315
Office and operations	1,367	1,344	1,441	1,632	1,712
Intangible asset amortization	237	287	299	302	302
Franchise tax expense	511	514	496	496	683
Other expenses	1,133	651	633	650	658
Total noninterest expense	38,734	38,220	36,097	36,534	35,064
Income before income tax expense	16,301	5,743	326	16,002	18,237
Income tax (benefit) expense	3,206	786	(427)	3,175	3,620
Net income	$13,095	$4,957	$753	$12,827	$14,617
Basic earnings per common share	$0.56	$0.21	$0.03	$0.55	$0.62
Diluted earnings per common share	0.56	0.21	0.03	0.55	0.62

Origin Bancorp, Inc.
Selected YTD Financial Data

	Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2020	2019
Income statement and share amounts	(Unaudited)	(Unaudited)
Net interest income	$139,717	$129,617
Provision for credit losses	53,567	7,191
Noninterest income	49,271	35,660
Noninterest expense	113,051	107,540
Income before income tax expense	22,370	50,546
Income tax expense	3,565	9,491
Net income	$18,805	$41,055
PTPP earnings (1)	$75,937	$57,737
Basic earnings per common share (2)	$0.81	$1.75
Diluted earnings per common share(2)	0.80	1.73
Dividends declared per common share	0.278	0.1575
Weighted average common shares outstanding - basic	23,358,672	23,520,438
Weighted average common shares outstanding - diluted	23,498,838	23,722,384

Performance metrics
Yield on LHFI	4.28%	5.26%
Yield on interest earning assets	3.85	4.84
Rate on interest bearing deposits	0.87	1.56
Rate on total deposits	0.62	1.15
Net interest margin, fully tax equivalent	3.22	3.73
Net interest margin, excluding PPP loans, fully tax equivalent (3)	3.28	N/A
Return on average stockholders' equity (annualized)	4.05	9.54
Return on average assets (annualized)	0.41	1.09
PTPP return on average stockholders' equity (annualized) (1)	16.37	13.42
PTPP return on average assets (annualized) (1)	1.64	1.53
Efficiency ratio (4)	59.82	65.07
____________________________
(1)PTPP earnings, PTPP return on average stockholders' equity, and PTPP return on average assets are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see page 15.
(2)Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the 2019 quarterly earnings per common share will not equal the 2019 year-to-date earnings per common share amount.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Assets	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$61,250	$57,054	$91,104	$62,160	$79,005
Interest-bearing deposits in banks	160,661	99,282	469,075	229,358	229,757
Total cash and cash equivalents	221,911	156,336	560,179	291,518	308,762
Securities:
Available for sale	797,260	720,616	601,637	501,070	492,461
Held to maturity, net of allowance for credit losses	38,193	38,287	28,383	28,620	28,759
Securities carried at fair value through income	11,813	11,977	12,242	11,513	11,745
Total securities	847,266	770,880	642,262	541,203	532,965
Non-marketable equity securities held in other financial institutions	38,052	41,864	52,267	39,808	49,205
Loans held for sale	155,525	121,541	75,322	64,837	67,122
Loans	5,612,666	5,312,194	4,481,185	4,143,195	4,188,497
Less: allowance for credit losses	81,643	70,468	56,063	37,520	37,126
Loans, net of allowance for credit losses	5,531,023	5,241,726	4,425,122	4,105,675	4,151,371
Premises and equipment, net	79,254	80,025	80,193	80,457	80,921
Mortgage servicing rights	14,322	15,235	16,122	20,697	19,866
Cash surrender value of bank-owned life insurance	37,332	37,102	36,874	37,961	37,755
Goodwill and other intangible assets, net	30,717	30,953	31,241	31,540	31,842
Accrued interest receivable and other assets	145,936	148,247	130,056	110,930	117,119
Total assets	$7,101,338	$6,643,909	$6,049,638	$5,324,626	$5,396,928
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,599,436	$1,584,746	$1,115,811	$1,077,706	$1,154,660
Interest-bearing deposits	3,640,587	3,041,859	2,673,881	2,360,096	2,309,387
Time deposits	695,902	745,617	766,554	790,810	820,270
Total deposits	5,935,925	5,372,222	4,556,246	4,228,612	4,284,317
FHLB advances and other borrowings	360,325	478,260	716,909	417,190	419,681
Subordinated debentures	78,596	78,567	78,539	9,671	9,664
Accrued expenses and other liabilities	98,855	100,079	91,313	69,891	94,903
Total liabilities	6,473,701	6,029,128	5,443,007	4,725,364	4,808,565
Stockholders' equity
Common stock	117,533	117,506	117,380	117,405	117,409
Additional paid-in capital	236,679	236,156	235,709	235,623	235,018
Retained earnings	251,427	240,506	237,720	239,901	229,246
Accumulated other comprehensive income	21,998	20,613	15,822	6,333	6,690
Total stockholders' equity	627,637	614,781	606,631	599,262	588,363
Total liabilities and stockholders' equity	$7,101,338	$6,643,909	$6,049,638	$5,324,626	$5,396,928

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
(Dollars in thousands, unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
LHFI
Commercial real estate	$1,367,916	$1,323,754	$1,302,520	$1,296,847	$1,305,006
Construction/land/land development	560,857	570,032	563,820	517,688	509,905
Residential real estate	832,055	769,354	703,263	689,555	680,803
Total real estate loans	2,760,828	2,663,140	2,569,603	2,504,090	2,495,714
Paycheck Protection Program ("PPP")	552,329	549,129	—	—	—
Commercial and industrial excl. PPP	1,263,279	1,313,405	1,455,497	1,343,475	1,367,595
Mortgage warehouse lines of credit	1,017,501	769,157	437,257	274,659	304,917
Consumer	18,729	17,363	18,828	20,971	20,271
Total LHFI	5,612,666	5,312,194	4,481,185	4,143,195	4,188,497
Less: allowance for credit losses	81,643	70,468	56,063	37,520	37,126
LHFI, net	$5,531,023	$5,241,726	$4,425,122	$4,105,675	$4,151,371

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$4,669	$4,717	$11,306	$6,994	$7,460
Construction/land/land development	2,976	3,726	3,850	4,337	860
Residential real estate	8,259	6,713	4,076	5,132	5,254
Commercial and industrial	14,255	14,772	13,619	14,520	17,745
Consumer	69	119	181	163	153
Total nonperforming LHFI	30,228	30,047	33,032	31,146	31,472
Nonperforming loans held for sale	483	734	840	927	1,462
Total nonperforming loans	30,711	30,781	33,872	32,073	32,934
Repossessed assets	718	4,155	5,296	4,753	4,565
Total nonperforming assets	$31,429	$34,936	$39,168	$36,826	$37,499
Classified assets	$101,577	$100,299	$79,980	$69,870	$73,516
Past due LHFI (1)	29,194	23,751	51,018	29,980	29,965

Allowance for credit losses
Balance at beginning of period	$70,468	$56,063	$37,520	$37,126	$36,683
Impact of adopting ASC 326	—	—	1,248	—	—
Provision for loan credit losses	12,970	20,878	18,396	3,167	3,435
Loans charged off	2,293	6,587	1,425	3,268	5,415
Loan recoveries	498	114	324	495	2,423
Net charge-offs	1,795	6,473	1,101	2,773	2,992
Balance at end of period	$81,643	$70,468	$56,063	$37,520	$37,126

Origin Bancorp, Inc.
Loan Data - Continued

	At and for the three months ended
(Unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Credit quality ratios
Total nonperforming assets to total assets	0.44%	0.53%	0.65%	0.69%	0.69%
Total nonperforming loans to total loans	0.53	0.57	0.74	0.76	0.77
Nonperforming LHFI to LHFI	0.54	0.57	0.74	0.75	0.75
Past due LHFI to LHFI	0.52	0.45	1.14	0.72	0.72
Allowance for credit losses to nonperforming LHFI	270.09	234.53	169.72	120.46	117.97
Allowance for credit losses to total LHFI	1.45	1.33	1.25	0.91	0.89
Allowance for credit losses to total LHFI excluding PPP and warehouse loans (2)	2.00	1.75	1.37	0.96	0.95
Net charge-offs (recoveries) to total average LHFI (annualized)	0.13	0.53	0.11	0.26	0.29
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The allowance for credit losses ("ACL") to total LHFI excluding PPP and warehouse loans is calculated by excluding the ACL for warehouse loans from the numerator and excluding the PPP and warehouse loans from the denominator. Mortgage warehouse loans increased significantly during the period, but, due to their low-risk profile, require a disproportionately low allocation of the allowance for credit losses.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	September 30, 2020		June 30, 2020		September 30, 2019
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate
Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,344,853	4.29%	$1,307,715	4.45%	$1,259,274	5.22%
Construction/land/land development	575,080	4.42	562,233	4.40	533,328	5.48
Residential real estate	787,247	4.35	742,657	4.44	676,650	5.07
Paycheck Protection Program ("PPP")	550,377	2.49	449,680	2.72	—	—
Commercial and industrial excl. PPP	1,295,105	4.09	1,378,898	3.92	1,340,684	5.26
Mortgage warehouse lines of credit	723,876	3.87	462,088	3.79	236,042	4.92
Consumer	18,209	6.27	18,362	6.45	20,959	6.90
LHFI	5,294,747	4.02	4,921,633	4.09	4,066,937	5.23
Loans held for sale	88,811	2.79	91,991	3.10	33,814	4.15
Loans receivable	5,383,558	4.00	5,013,624	4.07	4,100,751	5.22
Investment securities-taxable	539,993	2.00	492,752	2.22	448,766	2.48
Investment securities-nontaxable	252,304	2.49	208,667	2.67	103,053	3.21
Non-marketable equity securities held in other financial institutions	39,229	2.53	51,713	2.29	49,025	2.76
Interest-bearing balances due from banks	204,288	0.24	345,906	0.38	152,580	2.39
Total interest-earning assets	6,419,372	3.64%	6,112,662	3.65%	4,854,175	4.81%
Noninterest-earning assets(1)	327,213		334,864		325,374
Total assets	$6,746,585		$6,447,526		$5,179,549

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$3,011,389	0.39%	$2,633,520	0.51%	$2,071,990	1.36%
Time deposits	730,705	1.50	751,607	1.75	828,993	2.16
Total interest-bearing deposits	3,742,094	0.61	3,385,127	0.79	2,900,983	1.59
FHLB advances and other borrowings	532,689	1.17	657,332	1.00	475,860	1.96
Securities sold under agreements to repurchase	10,506	0.10	13,776	0.10	25,302	1.09
Subordinated debentures	78,585	4.69	78,557	4.65	9,661	5.69
Total interest-bearing liabilities	4,363,874	0.75%	4,134,792	0.89%	3,411,806	1.65%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,633,510		1,578,987		1,076,344
Other liabilities(1)	119,668		115,849		102,895
Total liabilities	6,117,052		5,829,628		4,591,045
Stockholders' Equity	629,533		617,898		588,504
Total liabilities and stockholders' equity	$6,746,585		$6,447,526		$5,179,549
Net interest spread		2.89%		2.76%		3.16%
Net interest margin		3.14%		3.05%		3.65%
Net interest margin - (tax- equivalent)(2)		3.18%		3.09%		3.69%
Net interest margin excluding PPP loans - (tax- equivalent)(3)		3.28%		3.15%		N/A
____________________________
(1)Includes Government National Mortgage Association ("GNMA") repurchase average balances of $31.7 million, $29.0 million, and $23.7 million for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts, unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Calculation of Tangible Common Equity:
Total common stockholders' equity	$627,637	$614,781	$606,631	$599,262	$588,363
Less: goodwill and other intangible assets, net	30,717	30,953	31,241	31,540	31,842
Tangible Common Equity	$596,920	$583,828	$575,390	$567,722	$556,521

Calculation of Tangible Book Value per Common Share:
Divided by common shares outstanding at the end of the period	23,506,586	23,501,233	23,475,948	23,480,945	23,481,781
Tangible Book Value per Common Share	$25.39	$24.84	$24.51	$24.18	$23.70

Calculation of PTPP Earnings:
Net Income	$13,095	$4,957	$753	$12,827	$14,617
Plus: provision for credit losses	13,633	21,403	18,531	2,377	4,201
Plus: income tax expense	3,206	786	(427)	3,175	3,620
PTPP Earnings	$29,934	$27,146	$18,857	$18,379	$22,438

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$29,934	$27,146	$18,857	$18,379	$22,438
Divided by number of days in the quarter	92	91	91	92	92
Multiplied by the number of days in the year	366	366	366	365	365
Annualized PTPP Earnings	$119,085	$109,181	$75,842	$72,917	$89,020

Divided by total average assets	$6,746,585	$6,447,526	$5,400,704	$5,271,979	$5,179,549
PTPP ROAA (annualized)	1.77%	1.69%	1.40%	1.38%	1.72%

Divided by total average stockholder's equity	$629,533	$617,898	$611,162	$597,925	$588,504
PTPP ROAE (annualized)	18.92%	17.67%	12.41%	12.19%	15.13%

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued

	Nine Months Ended September 30,
(Dollars in thousands, except per share amounts, unaudited)	2020	2019
Calculation of PTPP Earnings:
Net Income	$18,805	$41,055
Plus: provision for credit losses	53,567	7,191
Plus: income tax expense	3,565	9,491
PTPP Earnings	$75,937	$57,737

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$75,937	$57,737
Divided by number of days in this period	274	273
Multiplied by the number of days in the year	366	365
Annualized PTPP Earnings	$101,434	$77,194

Divided by total average assets	$6,200,273	$5,032,646
PTPP ROAA (annualized)	1.64%	1.53%

Divided by total average stockholder's equity	$619,567	$575,223
PTPP ROAE (annualized)	16.37%	13.42%